UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

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KOHL’S CORPORATION
(Name of Registrant as Specified in Its Charter)

MACELLUM BADGER FUND, LP

MACELLUM BADGER FUND II, LP

MACELLUM ADVISORS, LP

MACELLUM ADVISORS GP, LLC

JONATHAN DUSKIN

GEORGE R. BROKAW

FRANCIS KEN DUANE

PAMELA J. EDWARDS

STACY HAWKINS

JEFFREY A. KANTOR

PERRY M. MANDARINO

CYNTHIA S. MURRAY

KENNETH D. SEIPEL

CRAIG M. YOUNG

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Macellum Badger Fund, LP, a Delaware limited partnership (“Macellum Badger”), together with the other participants named herein, has filed a definitive proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2022 annual meeting of shareholders of Kohl’s Corporation, a Wisconsin corporation (the “Company”).

On May 11, 2022, Macellum Badger issued the following press release:

Macellum Issues Statement Regarding Kohl’s Annual Meeting and Its Commitment to Holding the Board Accountable Until Meaningful Shareholder Value is Unlocked

NEW YORK--(BUSINESS WIRE)--Macellum Advisors GP, LLC (together with its affiliates, “Macellum” or “we”), a long-term holder of nearly 5% of the outstanding common shares of Kohl’s Corporation (NYSE: KSS) (“Kohl’s” or the “Company”), today issued the following statement attributable to its Managing Partner, Jonathan Duskin:

“On behalf of myself, my firm and all our nominees, I want to thank the shareholders who supported us and those who evaluated our case for change. It’s unfortunate that many investors voting for the incumbents seem to have bought into the narrative that change in the boardroom would be too disruptive during a sale process and possibly delay or jeopardize a near-term transaction. Although we respect the outcome of this year’s contest, we firmly believe the close vote validates the concerns we have articulated about the current Board and its questionable handling of its ongoing sale process. We believe the Board should not misconstrue today’s result as a ringing endorsement of its preferred operating plan, which has been met with considerable market skepticism.

In short, we contend this vote was a shareholder referendum for a sale, and we look forward to learning of an announced transaction on the quickest possible horizon. However, if Kohl’s is not sold, all directors need to be held accountable for any value that is not realized. We certainly will be there to bring that accountability if very meaningful value is not created in the coming months.”

About Macellum

Macellum Capital Management is an activist investment firm, with deep expertise in the retail and consumer sectors, founded in 2009 by Jonathan Duskin. Macellum invests in undervalued companies that it believes can appreciate significantly in value as a result of a change in corporate strategy or improvements in operations, capital allocation or corporate governance. Macellum’s investment team, advisors and network of industry experts draw upon their extensive strategic, operating and boardroom experience to assist companies in designing and implementing initiatives to improve long-term shareholder value. Macellum prefers to constructively engage with management to improve its governance and performance for the benefit of all stockholders. However, when management is entrenched, Macellum has run successful proxy contests to effectuate meaningful change. Macellum has run successful election contests to effectuate meaningful change at many companies, including at The Children’s Place Inc., Citi Trends, Inc., Bed Bath and Beyond and Big Lots, Inc. Learn more at www.macellumcapitalmanagement.com.

Contacts

Longacre Square Partners

Greg Marose / Casie Connolly, 646-386-0091

macellum@longacresquare.com